CONSULTING AGREEMENT

THIS AGREEMENT is dated effective as of May 25, 2020

BETWEEN:

MEDALLION RESOURCES LTD. a company incorporated under the laws of British Columbia and having an address at Suite 410 – 325 Howe Street, Vancouver, BC V6C 1Z7, CANADA

(the "**Company**")

AND:

SIERRA PERU PTY LTD a private company incorporated under the laws of Victoria, Australia and having an address at 28 Elwood Drive, Strathdale, 3550, AUSTRALIA

(the "**Consultant**")

BACKGROUND:

A. The Consultant is a business consultant.

B. The Company wishes to engage the Consultant to make Mark Saxon available to act as the President and Chief Executive Officer of the Company and provide certain consulting services, as more particularly set out herein.

The parties therefore agree as follows:

1. DEFINITIONS

The following definitions apply to this Agreement:

(a) "**business day**" means a day which is not a Saturday, Sunday or legal holiday in Vancouver, British Columbia;

(b) "**Cause**" means:

(i) the Service Provider's or the Consultant's gross negligence in the performance of the Services;

(ii) any material breach by the Consultant of any provision of this Agreement;

(iii) the commission of an act of bankruptcy by the Consultant or the Service Provider;

(iv) the conviction of the Consultant or the Service Provider for a criminal offence; other than a quasi-criminal offence; or

(v) if the Consultant engages in any conduct that would, if the Consultant were an employee of the Company, result in the Company having the right to terminate this Agreement for just cause under applicable law, including common law;

(c) "**Change of Control**" means:

(i) the acquisition, directly or indirectly, by any person or group of persons acting in concert, as such terms are defined in the *Securities Act*, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting in concert, totals for the first time more than 50% of the outstanding common shares of the Company;

(ii) consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or

(iii) any plan of arrangement, reorganization, merger or other transaction which has substantially the same effect as (i) or (ii) above;

(d) "**Compensation**" means the compensation that the Company owes to the Consultant as specified in section 6 of this Agreement;

(e) "**Confidential Information**" has the meaning ascribed to such term in section 11 of this Agreement;

(f) "**Service Provider**" means Mark Saxon;

(g) "**Options**" has the meaning ascribed to such term in section 6 of this Agreement;

(h) "**Services**" means the services described in section 4 of this Agreement and as otherwise agreed to by the parties in writing;

(i) "**Shares**" means the common shares in the capital of the Company;

(j) "**Term**" means the period specified in section 3 of this Agreement; and

(k) "**Termination Payment**" has the meaning ascribed to such term in section 10 of this Agreement.

2. ENGAGEMENT

The Company hereby engages the Consultant and the Consultant hereby accepts such engagement to make available the Service Provider to perform the Services to the Company for the Term. The Consultant will ensure that the Service Provider performs the Services in a professional and courteous manner, consistent with standard business practices within the Company's industry. If the Company requests and the Consultant agrees to render additional services other than the Services required in accordance with the terms of this Agreement, the parties will enter into a separate agreement for such additional services with compensation and terms to be agreed upon between the parties.

3. TERM

Regardless of the date of execution, this Agreement is intended to take retroactive effect from the effective date of this Agreement first written above, and will continue for a period of 12 months after the effective date of this Agreement and will automatically renew for successive 12 month periods thereafter, unless this Agreement is terminated pursuant to section 8.

4. SCOPE OF SERVICES

The Consultant will ensure the Service Provider performs the following services to the Company for the Term:

(a) act as the President and Chief Executive Officer of the Company;

(b) serve on the board of directors of the Company;

(c) conform to all instructions and directions from time-to-time given by the board of directors of the Company; and

(d) comply with all regulatory and statutory requirements in the performance of the Services pursuant to the terms of this Agreement.

5. SERVICES TO THIRD PARTIES

The Consultant may provide services to third parties during the Term, provided that:

(a) the services do not interfere with the Services to the Company; and

(b) the Consultant does not engage in any business, whether as a principal, agent, director, officer, employee or otherwise, which would constitute a conflict of interest on the Consultant's part with the Company's interests.

6. COMPENSATION

As consideration for the Services, the Company will pay the Consultant during the Term a monthly fee of $12,000 in arrears to be paid on the last business day of each month in cash. As additional consideration for the Services, the Company granted the Consultant 1,200,000 stock options (the "**Options**") to purchase 1,200,000 Shares at an exercise price based on the market price of the Shares at the time of issuance, for an exercise period of five years. The Options will expire 30 days after the termination of this Agreement. The Consultant hereby acknowledges receipt of the Options. The amounts to be paid by the Company to the Consultant are exclusive of any sales or value-added taxes, and the Company will pay all such taxes if applicable.

7. REIMBURSEMENT

In addition to the Compensation, the Company will reimburse the Consultant for all reasonable out-of-pocket and travel expenses incurred in connection with the Services upon the Consultant presenting the Company with receipts or other evidence satisfactory to the Company necessary to substantiate the Consultant's approved expenses for which the Consultant is entitled to reimbursement.

8. TERMINATION

(a) The Consultant may terminate this Agreement at any time upon providing 30 days' notice in writing to the Company.

(b) The Company may terminate this Agreement upon the occurrence of any one of the following events:

(i) at any time upon providing notice in writing to the Consultant; and

(ii) at any time following an event or circumstance that constitutes Cause.

9. ACTION ON TERMINATION

If this Agreement terminates:

(a) the Company will promptly pay the Consultant all Compensation, expenses, and value-added taxes due to the Consultant up until the termination date;

(b) the Consultant will return, or where requested by the Company, destroy any Confidential Information in the Consultant's possession or control; and

(c) the Consultant will return all keys, credit cards, computer equipment and any other property of the Company.

Except as provided under section **Error! Reference source not found.** of this Agreement, the Consultant acknowledges that they will not be entitled to any additional payments from the Company on termination of this Agreement.

10. TERMINATION PAYMENT

If the Company terminates the engagement of the Consultant pursuant to section 8(b)(i) of this Agreement, the Company will pay the Consultant, in addition to those amounts in section 9(a), $72,000 in cash (the "**Termination Payment**") as a termination fee within 10 days following termination. Notwithstanding the foregoing, if the Company terminates the engagement of the Consultant pursuant to section 8(b)(i) of this Agreement between 60 days before the announcement of a planned Change of Control and 180 days after the completion of a Change of Control, or if the Consultant terminates this Agreement pursuant to section 8(a) within 90 days following the completion of a Change of Control, (i) the Termination Payment will be increased to $144,000; and (ii) the Consultant will execute and deliver a release in favour of the Company and its directors, officers and employees in a form required by the Company, acting reasonably. For greater certainty, the Termination Payment will not be payable if the Company terminates the engagement of the Consultant pursuant to section 8(b)(ii) of this Agreement.

11. CONFIDENTIAL INFORMATION

The Consultant acknowledges that the Consultant and the Service Provider will have access to confidential information (the "**Confidential Information**") that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its customers, and includes but is not limited to:

(a) information (including without limitation, names, preferences, financial information, addresses or telephone numbers) of any current or prospective customer, supplier, employee, user, affiliate, or business partner of the Company;

(b) finances, contracts, customer lists, exploration and development prospects, financial and revenue projections, records, reports, statements, results, maps, charts, strategic plans, access codes, private keys, passwords, systems, quotes, pricing, systems, research data, data, product and process designs, financial and accounting information, projects, budgets, documentation, program files, flow charts, and operational procedures of the Company; and

(c) the terms and conditions of any contracts or agreements entered into between the Consultant and the Company including, but not limited to this Agreement.

12. CONFIDENTIALITY

During and after the Term, the Consultant will not, and will ensure that the Service Provider does not, thereafter divulge, publish, or otherwise reveal the Confidential Information to any person either directly or indirectly or through any person, firm, or corporation, except:

(a) as required in the course of performing the Services and then only to employees or contractors of the Consultant on a need-to-know basis;

(b) to professional consultants of the Consultant who are under a statutory duty or contractual obligation to keep confidential the Consultant's business affairs;

(c) as required by law, court order, court proceeding, or regulatory authority having jurisdiction over the matter; or

(d) with the prior written consent of the Company.

The Consultant will be liable for any breach of the requirements of this section 12 by the Service Provider. This section 12 will survive the termination of this Agreement even if occasioned by the Company's breach.

13. NATURE OF THE RELATIONSHIP

The nature of the relationship created by this Agreement between the parties is intended to be a contract for services whereby the Consultant operates as an independent contractor and not as an employee. The Consultant acknowledges that because the Consultant is an independent contractor, the Company is not making any withholdings or deductions for its payment of the Compensation to account for income taxes, GST remittances, pension plan, employment insurance premiums, health care, or any other amounts that would otherwise be withheld from the pay of the Company's employees. Such payments are the responsibility of the Consultant.

14. INDEMNITY

The Consultant will indemnify and save harmless the Company from all actions, claims, and demands which are made in respect of any fees, assessments, levies, rates, taxes, or other charges made, demanded, assessed, or otherwise claimed by any provincial or federal government or other body of competent jurisdiction in respect of the Compensation paid to the Consultant under this Agreement.

15. NOTICES

Any notice or other communication required to be given by any party pursuant to this Agreement must be in writing, given by (a) hand; (b) courier; with all fees and postage prepaid, addressed using the information specified below; or (c) the email address that party regularly uses to correspond with the other party, or any other information specified by that party in writing to the other party:

If to the Company: Medallion Resources Ltd.
Suite 410 – 325 Howe Street,
Vancouver, BC V6C 1Z7, CANADA

Attention: Robert Doyle (bdoyle@pacificopportunity.com)

If to the Consultant: Sierra Peru Pty Ltd
28 Elwood Drive,
Strathdale, 3550,
AUSTRALIA

Attention: Mark Saxon (msaxon@kineticrmc.com)

Any notice personally delivered or delivered by courier will be deemed to have been given by the sender and received by the addressee at the time of delivery. Any notice sent by e-mail will be deemed to have been given by the sender and received by the addressee on the first business day after it was transmitted.

16. PERSONAL INFORMATION

The Consultant acknowledges and consents to the Company collecting the "personal information" (as that term is defined under applicable privacy legislation, including, without limitation, the *Personal Information Protection and Electronic Documents Act* (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) of the Service Provider for the purpose of engaging the Consultant pursuant to this Agreement. The Consultant acknowledges that "personal information" including, without limitation, the name and address of the Service Provider, the Compensation and the Services. The Consultant consents to the Company retaining such personal information for as long as permitted or required by law or business practices. The Company may from time-to-time transfer or provide access to the Service Provider's personal information to third-party service providers provided that such service providers will be provided with such information for the sole purpose of providing services to the Company. The Company may not disclose the Consultant's personal information except (i) as contemplated above in this section; (ii) in response to regulatory filings or other requirements for the information by a governmental authority, regulatory body, or securities exchange; or (iii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Company to compel production of the information. The Consultant represents and warrants to the Company that it has the authority to provide the consents and acknowledgements regarding the personal information of the Service Provider set out in this section on behalf of the Service Provider.

17. BUSINESS DAYS

If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period will automatically be extended to the business day immediately following.

18. SEVERABILITY

If any part of this Agreement is held unenforceable, the validity of all remaining parts will not be affected.

19. ENUREMENT

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. COUNTERPARTS

This Agreement can be signed and delivered in counterparts by fax, email, or other digital or electronic methods, using electronic or traditional 'pen-to-paper' signatures. Each such counterpart will be deemed an original and any copy of this Agreement showing the respective signatures of the parties will also be deemed an original. If each party has signed a respective counterpart, then together those counterparts will be

deemed a single document. Electronic and scanned signatures, for the purpose of this Agreement, will be deemed equivalent to original pen-to-paper signatures.

21. GOVERNING LAW

This Agreement is to be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to any rule or principle of the conflict of laws that would apply the laws of any other jurisdiction, and the courts of British Columbia will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts.

22. WAIVER

No provisions of this Agreement may be modified waived or discharged unless such waiver modification or discharge is agreed to in writing signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be preformed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

23. ENTIRE AGREEMENT

No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in the Agreement.

24. FUTHER ASSURANCES

The parties will each do everything reasonably necessary to give full effect to this Agreement.

25. ASSIGNMENT

This Agreement may not be assigned by the Consultant without the consent of the Company. The rights of the Company under this Agreement may, without the consent of the Consultant, be assigned by the Company to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or material portions of the stock, assets or any line of business of the Company.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered with effect as of the day and year above first set forth above.

MEDALLION RESOURCES LTD.	**SIERRA PERU PTY LTD**
Per: ______________________	Per: ______________________
Authorized Signatory	Authorized Signatory